Exhibit (9)(b)


                  ADDENDUM NO. 1 TO TRANSFER AGENCY AGREEMENT


               This Addendum, dated as of the __ day of ____________, 199__, is entered into between PEGASUS VARIABLE ANNUITY FUND (the "Trust"), a Delaware business trust, and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts Corporation.

               WHEREAS, the Trust and FDISG have entered into a Transfer Agency Agreement dated August 12, 1996 (the "Transfer Agency Agreement"), pursuant to which the Trust appointed FDISG to act as transfer agent (the "Transfer Agent") to the Trust's Managed Assets Balanced Fund, Growth and Value Fund, Mid-Cap Opportunity Fund, Growth Fund and Money Market Fund (each a "Fund");

               WHEREAS, Article 14 of the Transfer Agency Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain FDISG to act as the Transfer Agent under the Transfer Agency Agreement, the Trust shall so notify FDISG in writing, and if FDISG is willing to render such services in accordance with the fees set forth in Schedule B of the Transfer Agency Agreement, the parties shall amend
Exhibit 1 to include such additional portfolios;

               WHEREAS, pursuant to Article 14 of the Transfer Agency Agreement, the Trust has notified FDISG that it has established the Bond Fund, the Intrinsic Value Fund and the International Equity Fund (each, a "Fund") and that it desires to retain FDISG to act as the Transfer Agent therefor, and FDISG has notified the Trust that it is willing to serve as Transfer Agent for such Funds.

               NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

               1. Appointment. The Trust hereby appoints FDISG to act as Transfer Agent to the Trust for the Bond Fund, Intrinsic Value Fund and International Equity Fund for the period and on the terms set forth in the Transfer Agency Agreement. FDISG hereby accepts such appointment and agrees to render the services set forth in the Transfer Agency Agreement, for the compensation set forth in Schedule B of the Transfer Agency Agreement.

               2. Capitalized Terms. From and after the date hereof, the terms "Fund" and "Funds" as used in the Transfer Agency Agreement, as amended shall be deemed to include the Bond Fund, Intrinsic Value Fund and International Equity Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transfer Agency Agreement.

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               3. Miscellaneous.  Except to the extent supplemented
hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

               IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                    PEGASUS VARIABLE ANNUITY FUND


                                    By:____________________________________
                                            Donald G. Sutherland


                                    FIRST DATA INVESTOR SERVICES GROUP, INC.



                                    By:_____________________________________


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